UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 28, 2012

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2012, EnteroMedics Inc. (the “Company”) completed the final steps necessary to enter into a Distribution Agreement by and between the Company and Bader Sultan & Brothers Co. W.L.L. (“BSBC”), effective as of February 21, 2012 (the “Distribution Agreement”), whereby the Company appointed BSBC as its exclusive authorized distributor of the Maestro ReChargeable (RC) System (the “Product”) for use in bariatric surgery for the treatment of obesity and its co-morbidities in humans (the “Sales Channel”) in Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Oman, Yemen, Iraq and Lebanon (the “Territory”) during the term of the Distribution Agreement.

The initial term of the Distribution Agreement began on the effective date and continues for five years, unless it is earlier terminated as described below. The Distribution Agreement may be extended for renewal terms by written agreement executed by both parties.

Pursuant to the Distribution Agreement, BSBC agreed that it will not, directly or indirectly, manufacture, sell, market, promote, distribute or purchase from third parties for resale or act as an agent for third parties with respect to, or own an interest in any entity which manufactures, sells or distributes any product or treatment that competes with the Product. A competitive product for purposes of this agreement means any surgical product approved by the U.S. Food and Drug Administration (“FDA”), CE Mark authorities or regulatory authorities in the Territory which has a clinical indication for use in patients with obesity who have a body mass index between 25 and 55. BSBC may appoint subdistributors under the Distribution Agreement, but only if it has reasonably determined that the subdistributor has a good reputation, adequate skills, experience and committed resources to sell and support the Product, receives written approval from the Company and enters into a binding written agreement with the subdistributor containing provisions reasonably calculated to ensure BSBC’s obligations under the Distribution Agreement.

BSBC agreed to use its best efforts to vigorously promote, sell and support the Product throughout the Territory and the Sales Channel in accordance with certain twelve month sales and marketing, regulatory and reimbursement approval and subdistributor plans that it is required to develop pursuant to the Distribution Agreement and employ a sufficient number of specialized, trained and qualified personnel to accomplish these goals and to operate its business in a professional and ethical manner at its own expense. BSBC also agreed to meet certain minimum marketing, promotion and regulatory targets and to provide a rolling monthly Product purchase forecast and report. BSBC is responsible for all expenses related to compliance with laws governing the distribution, promotion, marketing, training and sale of the Product in the Territory. In addition, all translation of the Product materials into the languages appropriate for the Territory will be done at BSBC’s expense and all rights to such translations will be assigned to the Company.

Under the Distribution Agreement, BSBC has sole responsibility for obtaining Product orders from customers, providing first-level support to customers, training customers with respect to the Product and handling all customer interactions with respect to the Product in the Territory. All training and Product service is required to be performed in accordance with a training program developed and certified by the Company and BSBC may only supply Product to customers who have satisfactorily completed such Company-certified training and accreditation. BSBC will provide reports related to its customer training and Product service activities to the Company during the term of the Distribution Agreement.

The Distribution Agreement establishes initial minimum purchase requirements for each year of the agreement and provides that minimum purchase requirements for 2013 and future periods will be agreed to by the parties based on market development in the Territory and other factors and are expected to increase upon FDA approval of the Product. The prices payable by BSBC for the Product will be based on the Company’s price list at the time the purchase order is received by the Company. BSBC is solely responsible for setting the resale prices for the Product in the Territory. As security for payment of the purchase price of the Product, BSBC will provide the Company with a confirmed irrevocable standby letter of credit in a certain minimum amount for the term of the agreement. Pursuant to the Distribution Agreement, the Company has provided a limited Product warranty to BSBC with a right of repair or replacement, at the Company’s option, in the event of a breach.

The Distribution Agreement may be terminated by either party upon 30 days written notice of any material default in the performance of the terms of the agreement which the defaulting party fails to remedy or is unable to remedy. The Distribution Agreement also may be terminated immediately upon written notice for certain events, including insolvency, bankruptcy or dissolution or if the Company ceases to sell the Product. Either party may terminate the agreement with 60 days written notice if such party undergoes a “change of control” (as defined in the agreement). In addition, the Company may terminate the Distribution Agreement with 60 days written notice after the end of any year during the term of the agreement if BSBC fails to meet the minimum purchase requirements for the prior year or if the parties are unable to agree in good faith upon a commercially reasonable minimum purchase requirement for the subsequent year within 60 days of the end of any prior year. Instead of exercising its right to terminate the Distribution Agreement, the Company may choose to terminate BSBC’s rights in certain parts of the Territory and/or to convert its status to that of a non-exclusive distributor. Following termination, the Company may repurchase unused inventory from BSBC and may request BSBC to continue to provide warranty and other Product service to existing customers for up to three months. All subdistributor rights cease upon the termination of the Distribution Agreement.

Other than through the Distribution Agreement, BSBC does not have any material relationships with the Company or its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea

Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: April 3, 2012